EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of QAD Inc. of our report dated April 11, 1997 relating to the consolidated balance sheets of QAD Inc. and subsidiaries as of January 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended January 31, 1997, December 31, 1995 and December 31, 1994 and the one month ended January 31, 1996, and the related schedule, which report appears in the Registration Statement on Form S-1 of QAD Inc. dated August 6, 1997.


                                   /S/ KPMG PEAT MARWICK LLP


Los Angeles, California
March 16, 1998